Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-225292 on Form S-8 and Registration Statement No. 333-228142 on Form S-3 of our reports dated February 13, 2019, relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedules and includes explanatory paragraphs regarding the Company’s adoption of Accounting Standards Update 2017-01, Business Combinations) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 13, 2019